Exhibit 99.2

Prepared Remarks for Second Quarter Fiscal 2011 Results

Issued May 3, 2011

Introduction

About These Remarks

As previously announced, Green Mountain Coffee Roasters, Inc. (GMCR) will be discussing its second quarter fiscal 2011 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:00 p.m. ET today, May 3, 2011. The following commentary is provided by management in conjunction with GMCR’s second quarter fiscal 2011 results press release and conference call. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided in advance of the conference call to make efficient use of investor and analyst’s time but will not be read on the live conference call. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast

The conference call webcast, along with supporting slides, is accessible, via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 6217671 from 9:00 p.m. ET on May 3, 2011 through 9:00 PM ET on Sunday, May 8, 2011.

Second Quarter Fiscal 2011 Business Overview

(Supplemental to the second quarter fiscal 2011 earnings press release issued May 3, 2011)

GMCR remains focused on our value drivers and our enabling initiatives, which we believe will allow us to continue to build the value of our enterprise. We believe our value drivers include:

1.	Supporting brewer adoption both at home and away from home;
2.	Increasing the opportunities for portion pack consumption;
3.	Leveraging our multi-channel distribution;
4.	Enhancing our geographic presence; and,
5.	Scaling our business to meet demand.

Supporting Brewer Adoption

GMCR sold 1.2 million Keurig® Single-Cup Brewers during the second quarter of fiscal 2011. This brewer shipment number does not account for consumer returns to retailers.

Q2 2011 Prepared Remarks	P. 2 of 9

We estimate that GMCR brewer shipments represented approximately 91% of total brewers shipped with Keurig technology system wide in the period.

Sell-through data from retailers reporting to NPD Group, a leading global provider of consumer and retail market research information, shows that Keurig and Keurig-system brewers continue to fuel category dollar sale growth in the U.S. According to NPD, for the period January 2011 through March 2011, dollar sales of Keurig Single-Cup brewers increased 76% over the same period in the prior year, while unit sales increased 64%.

Keurig branded brewers also continue to gain share of total U.S. coffeemakers. According to NPD, in our second quarter of fiscal 2011, Keurig branded brewers (without third party brewers) remained the number one dollar share leader in the U.S. coffeemaker category, with the top four selling brewers by dollar share. For the same second quarter fiscal 2011 period, NPD estimates that Keurig (without third party brewers) remained second in the category in terms of unit sales, with 15.3% unit share up from 10.8% in the same period a year ago.

Increasing Portion Pack Consumption

The goal of our beverage new product development group is a beverage for every occasion. In our second quarter of fiscal 2011, specialty beverages continue to represent a growing and important part of our business. In fact, specialty beverage non-coffee K-Cup® portion packs represented 12% of all K-Cup® portion packs sold by our Specialty Coffee business unit in the quarter. Here’s an update on some of those specialty beverage K-Cup® portion packs:

Hot Apple Cider

This first offering from our new brand, Green Mountain Naturals™ was such a hit with consumers that we expect to transition it from a seasonal beverage to a year-round offering in several channels including grocery, away-from-home and on our consumer direct websites beginning in the fall of 2011. The product is expected to remain a seasonal offering through retail channels.

Brew Over Ice

Heading into the warmer months we are expanding distribution of our Brew Over Ice K-Cup® offerings, introducing the beverages broadly for the first time through both grocery and retail channels. We’re supporting this introduction with television advertising and other merchandising and promotional support designed to raise consumer awareness of our Brew Over Ice iced coffees and iced teas during the Moms, Dads and Grads gift-giving season.

Barista Prima Coffeehouse™

We’re also expanding availability of Barista Prima, our first super-premium coffee K-Cup® portion pack for the system, with the product currently shipping into select retail outlets. We continue to be pleased with strong positive consumer reaction to this new first-ever premium offering.

Leveraging our Multi-Channel Distribution

The goal of our multi-channel distribution strategy is to ensure consumers can purchase K-

Q2 2011 Prepared Remarks	P. 3 of 9

Cup® portion packs wherever they shop. Following is a summary of some of the progress made during our fiscal second quarter.

Grocery

In our second quarter of fiscal 2011 we increased the number of grocery doors to approximately 15,200, an increase of roughly 25% over the year-ago period.

According to IRI data, 12-count K-Cup® portion packs have achieved an ACV (all commodity volume) of 83% nationwide in U.S. grocery stores. (Note: Since our fiscal first quarter, IRI made changes to the methodology it uses to assess ACV so current data is not comparable to past references.)

Our objective in grocery is not only expanding distribution but also increasing the variety within existing stores and we’ve been pleased to see an increasing number of accounts accepting our 4-foot merchandising sets.

According to IRI data for the 12 weeks ending March 20, 2011, our portfolio of K-Cup® portion packs outsold all other packaged coffee brands in the Northeast region. On a nationwide basis, sales of K-Cup® portion packs are second only to one other specialty coffee brand, regardless of form.

We were pleased that as part of its annual New Product Pacesetters report, IRI featured Green Mountain Coffee brand K-Cup® portion packs as the eighth most successful CPG Brand of 2010 based on innovating growth in a down economy.

Department, Specialty and Mass Retailers

Additionally, major retailers like Bed, Bath & Beyond, Kohl’s, Target and Wal-Mart, representing approximately 20,000 stores, continue to be significant destination retailers for the Keurig Single-Cup Brewer and K-Cup® portion pack product line. Most retailers continue to expand assortments and space to meet increasing consumer demand for K-Cup® portion packs and a widening assortment of Keurig Single-Cup Brewers, including brewers from our licensed partners. In support of our spring advertising and merchandising plans, many of our retailers are featuring secondary Brew Over Ice displays and advertising.

Away From Home

The resurgence of our Away From Home business continued in our second quarter of fiscal 2011 with office brewer sales from this channel outperforming our plan and representing another quarter of significant growth versus the prior year period. The growth we’re seeing is largely a result of our efforts to expand Away From Home distribution in Office Superstore retail locations and direct to consumers via Keurig.com.

Recent research conducted by an independent firm on behalf of the Company shows that Keurig Single-Cup Brewers have been adopted in an estimated 13% of all U.S. work place locations In support of driving continued growth, Keurig has launched its first Away From Home national radio, vertical channel print and

Q2 2011 Prepared Remarks	P. 4 of 9

on-line campaign, designed to build awareness of the advantages of Keurig Single-Cup Brewers in the workplace.

The same recent consumer research revealed a strong synergy between consumers’ away-from-home experience with Keurig Single-Cup Brewers and at-home brewer purchases with consumers who use a Keurig Single-Cup brewer in an office setting more likely to purchase a brewer for at home use.

Hospitality

We also continue to make good progress increasing our penetration of up-market hotel properties. Today there are more than 160,000 hotel rooms with our B-130 brewer driving an estimated 15+ million annual demonstrations of the Keurig system.

Enhancing Our Geographic Presence

We continue our evolution from a regional coffee roaster to a North American single-serve beverage company, with our growth rate fastest outside of the Northeast. We are in the process of integrating Van Houtte. We believe we have a significant opportunity to leverage assets and brands and people in Canada.

Scaling our Business to Meet Demand

We continue to add capacity across all of our production locations. In fact, in recent weeks, we have repeatedly hit new records of production. As a result, our on-shelf product availability has improved, though we continue to experience some spot outages.

We expect to continue to install equipment and capacity over the remainder of the year to enable us to meet demand, including ramping production for our new relationships with Dunkin’ Donuts, Starbucks® and most recently, Swiss Miss®.

Enabling Initiatives

Beyond our value drivers, we continue to work on enabling initiatives designed to facilitate growth in the years to come. These initiatives are designed to enhance consumer interest and choice, and as a result, our business value, and are focused in three primary areas:

1.	Expanding into new beverage categories;
2.	Moving forward with our plans to work with Lavazza to introduce a single-cup espresso beverage system; and,
3.	Identifying and evaluating new strategic partnerships, which would include potential new licensees and/or distributors.

Continuing execution of our strategy to align with the strongest coffee and beverage brands, during the quarter we welcomed both Dunkin’ Donuts and Starbucks to the Keurig Single-Cup Brewing system. Just following the close of our second quarter of fiscal 2011, we announced an agreement with ConAgra Foods, Inc. to make Swiss Miss Hot Cocoa available in K-Cup® portion packs.

We believe our success with these initiatives will be instrumental to continued earnings growth and improved shareholder value.

Q2 2011 Prepared Remarks	P. 5 of 9

Additional Second Quarter Fiscal 2011 Financial Commentary

The information provided here is supplementary to the information provided in our press release issued today and investors are encouraged to view both for a more comprehensive summary.

Note: All comparisons to prior periods reflect restated financial results for those periods as reported on Annual Report on Form 10-K filed for the year ending September 2010. Net Sales

•	For the Keurig business unit, net sales to unaffiliated customers totaled $284.0 million, up 70% from net sales of $166.8 million in the second quarter of fiscal 2010.

•	For the Specialty Coffee business unit, net sales to unaffiliated customers totaled $253.3 million, up 63% from net sales of $155.2 million, from the prior year period.

•	For the Canadian business unit, net sales to unaffiliated customers totaled $110.4 million. The Canadian business unit was formed with the acquisition of Van Houtte on December 17, 2010.

•

In response to rising green coffee costs and increases in other input costs, in September 2010 the Company announced a price increase on all K-Cup® portion packs effective October 11, 2010. In our second quarter of fiscal 2011, the price increase improved consolidated net sales by approximately 10.3% over what net sales would have been if calculated based on the pricing for K-Cup® portion packs in effect during the prior year period.

Costs, Margins and Income

•	Second quarter of fiscal 2011 gross margin improved to 37.5% of total net sales compared to 33.5% for the corresponding quarter in fiscal 2010.

-

The improvement in gross margin is attributed to the net effect of the price increase on all K-Cup® portion packs announced in September 2010 and implemented completely during the first quarter of fiscal 2011, which was partially offset by continually rising green coffee costs occurring thus far during fiscal 2011.

-	In addition, warranty expense and sales returns as a percentage of consolidated net sales for the second quarter of fiscal 2011, was lower than the prior year period as the prior year period incurred higher levels of warranty expense and sales returns related to a quality issue associated with certain brewer models produced primarily in late calendar 2009.

•	GAAP selling, general and administrative expense totaled $123.2 million or 19% of net sales for the second quarter of fiscal 2011 as compared to $67.7 million or 21% of net sales in the prior year.

Q2 2011 Prepared Remarks	P. 6 of 9

-	Second quarter of fiscal 2011 general and administrative expenses included approximately $1.9 million of transaction-related expenses for the Van Houtte acquisition, $11.7 million in amortization of identifiable intangibles related to the Company’s acquisitions, and $0.4 million in legal and accounting expenses related to the SEC inquiry and pending litigation.

-	Exclusive of these items, non-GAAP selling, general and administrative expenses totaled $109.3 million or 17% of net sales for the second quarter of fiscal 2011 as compared to $59.8 million or 19% of net sales in the prior year.

•	GAAP operating income increased by 198%, to $119.6 million in the second quarter of fiscal 2011 as compared to $40.1 million in the year ago quarter.

•

The second quarter fiscal 2011 non-GAAP operating income of $133.6 million or 20.6% of net sales increased 178% over last year’s second quarter non-GAAP operating income of $48.0 or 14.9% of net sales.

•	Interest expense totaled $16.7 million in the second quarter of fiscal 2011.

•

The Company’s GAAP tax rate for the second quarter of fiscal 2011 was 35.5% as compared to 38.6% in the prior year quarter reflecting a lower corporate income tax rate in Canada from the Van Houtte acquisition and due to the recent Internal Revenue Service Revenue Procedure 2011-29 which allows taxpayers to deduct 70% of the previously non-deductible success-based fees incurred in connection with certain acquisitions.

-	The Company’s fiscal 2011 effective tax rate excluding the non-deductible acquisition-related expenses is estimated to be approximately 38.6%.

•

Diluted weighted average shares outstanding increased 7% to 147.6 million in the second quarter of fiscal 2011 from 137.8 million in the second quarter of fiscal 2010 primarily due to the issuance of 8.6 million shares of common stock to Luigi Lavazza S.p.A on September 28, 2010.

Balance Sheet Highlights

•	Cash and short-term cash investments were $64.5 million at March 26, 2011, up from $62.9 million at December 25, 2010.

•	Accounts receivable increased 77% year-over-year to $226.8 million at March 26, 2011, from $128.2 million at March 27, 2010, reflecting continuing sales growth.

•

Inventories were $300.8 million at March 26, 2011 including $29.5 million of Van Houtte-related inventory. This compares to $262.5 million at September 25, 2010 and to $109.9 million for the year ago period.

•	Inventory increases from the prior year period have been driven by several factors including sales growth and escalating consumer demand for the Keurig

Q2 2011 Prepared Remarks	P. 7 of 9

Single-Cup Brewing system, higher green coffee costs, as well as the addition of inventory and demand related to the acquisition of Van Houtte.

•	Debt outstanding increased to $1.060 billion at March 26, 2011 from $354.5 million at September 25, 2010 as a result of the Company’s acquisition of Van Houtte on December 17, 2010.

•	The Company is pursuing a sale of the Filterfresh U.S.-based coffee services business portion of its Van Houtte acquisition and expects to use any proceeds from the ultimate sale to reduce debt.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the Company’s success in introducing and producing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as acquisition-related transaction expenses, legal and accounting-related expenses associated with the SEC inquiry, the Company’s internal investigation and pending

Q2 2011 Prepared Remarks	P. 8 of 9

litigation, foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition, and non-cash related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this press release for a full reconciliation the Company’s GAAP to non-GAAP results.

Q2 2011 Prepared Remarks	P. 9 of 9

GAAP to Non-GAAP Reconciliations

	Thirteen weeks ended March 26, 2011	Thirteen weeks ended March 27, 2010
Operating income	$119,611	$40,135
Acquisition-related expenses (1)	1,905	4,839
SEC inquiry (2)	405	—
Amortization of identifiable intangibles (3)	11,658	3,061

Non-GAAP operating income	$133,579	$48,035

	Thirteen weeks ended March 26, 2011	Thirteen weeks ended March 27, 2010
Net income	$65,372	$24,055
After tax:
Acquisition-related expenses (4)	(1,858)	2,886
SEC inquiry (2)	249	—
Amortization of identifiable intangibles (3)	7,763	1,998

Non-GAAP net income	$71,526	$28,939

	Thirteen weeks ended March 26, 2011	Thirteen weeks ended March 27, 2010
Diluted income per share	$0.44	$0.17
After tax:
Acquisition-related expenses (4)	$(0.01)	$0.02
SEC inquiry (2)	$0.00	$—
Amortization of identifiable intangibles (3)	$0.05	$0.01

Non-GAAP net income per share	$0.48	$0.21	*

*Does not add due to rounding.

(1)	Represents direct acquisition-related expenses of $1.9 million ($1.2 million after-tax) and $4.8 million ($2.9 million after-tax) for the second quarter of fiscal 2011 and fiscal 2010, respectively.
(2)	Represents legal and accounting expenses, net of tax, related to the SEC inquiry and pending litigation classified as general and administrative.
(3)	Represents the amortization of intangibles, net of tax, related to the Company’s acquisitions classified as general and administrative expense.
(4)	Represents direct acquisition-related expenses of $1.9 million ($1.2 million after-tax) and $4.8 million ($2.9 million after-tax) for the second quarter of fiscal 2011 and fiscal 2010, respectively. In the second quarter of fiscal 2011, the Company recognized a tax benefit of $3.0 million related to the reversal of certain nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 that are now deemed deductible in accordance with recently enacted tax regulations. This tax benefit was reversed for purposes of this non-GAAP table.